NEWS FROM

Exhibit 99.1

For more information contact:	For media inquiries:
Patricia K. Moore	David P. Garino
Director, Investor Relations	(314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES FIRST QUARTER FISCAL 2002 RESULTS

     St. Louis, MO, February 5, 2002 – ESCO Technologies Inc. (NYSE: ESE) today reported that net earnings for the first quarter ended December 31, 2001 increased 20 percent to $4.8 million, or $0.37 per share, from $4.0 million, or $0.31 per share, in the prior year first quarter. Net earnings in first quarter of fiscal 2002 were favorably impacted by the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). SFAS 142 requires that goodwill and intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment at least annually. Had SFAS 142 been in effect in the first quarter of fiscal 2001, prior year first quarter net earnings would have been $4.5 million, or $0.35 per share.

     Sales for the first quarter increased to $84.3 million from $82.9 million in the prior year. Communications segment sales grew by 35 percent as a result of significantly higher shipments of Automatic Meter Reading (AMR) equipment to electric utility Cooperatives and Wisconsin Public Service Corporation. Test segment sales were lower in the current period due to the completion of the General Motors test chamber complex and continued softness in the overall electronics and telecommunications markets. Filtration sales increased slightly in the current quarter as a result of the contribution from Bea Filtri, S.p.A., which was acquired in June 2001, partially offset by lower sales in the commercial aerospace, automotive and semiconductor markets.

     The Company recorded $106 million in new orders during the first quarter of fiscal 2002, exceeding first quarter sales by more than $20 million. Orders for the quarter exceeded sales in all business segments. Firm order backlog increased to $202 million at December 31, 2001, a 12 percent increase from September 30, 2001.

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     During the first quarter, the Company repurchased 20,000 shares of its stock at an average price of $22.76.

     Dennis J. Moore, Chairman and Chief Executive Officer, stated, “The operating environment in the first quarter was every bit as challenging as we expected. Soft demand was particularly evident in certain sectors of the Filtration and Test segments, and we expect that will largely carry over into the second quarter. However, we do remain confident that second half sales and earnings will be stronger than the first half, for several reasons. We are starting to see some improvement in orders in market areas that were particularly soft in the first quarter. In addition, the consolidation of our Test businesses will be complete in March, which will reduce our second half operating costs. Finally, and perhaps most significant, the recently announced $112 million order received by DCSI from PPL Electric Utilities, a subsidiary of PPL Corporation (NYSE: PPL), should more than offset any remaining economic softness in other served markets in the second half.”

     Mr. Moore concluded, “Overall, our business outlook for fiscal 2002 as described in our year-end release is unchanged. At present, we are keeping a tight rein on operating costs, but will continue to invest in our longer term new product programs, particularly in Filtration and Communications. We are continuing to explore consolidation opportunities within our existing businesses which would improve future earnings and enhance our competitive position. We will also continue to look for acquisitions that offer complementary products and/or new technologies.”

     In conjunction with the adoption of SFAS 142, and to provide additional operational clarity in the absence of goodwill amortization expense, the Company has changed its segment reporting financial disclosures from “Net Sales and Operating Profit” to “Net Sales and Earnings Before Interest and Taxes (EBIT)”. These changes are reflected in the attached tables.

     The Company’s Board of Directors reappointed KPMG LLP as independent auditors for the fiscal year ending September 30, 2002. During the fiscal year ended September 30, 2001, KPMG LLP was paid approximately $675,000 in total fees, consisting of approximately $350,000 in Audit Fees and approximately $325,000 for All Other Fees. All Other Fees include amounts paid for non-financial statement services such as tax services, financial due diligence assistance and audits of benefit plans. No fees were paid for Financial Information Systems Design and Implementation.

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     The presentation to be made to shareholders today during the Company’s annual meeting has been posted on the Company’s website (www.escotechnologies.com).

     Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions, and speak only as of the date of this release. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: further weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; electricity shortages; competition; intellectual property rights; consolidation of internal operations; integration of recently acquired businesses; delivery delays or defaults by customers; performance issues with key suppliers and subcontractors; collective bargaining labor disputes; and the Company’s successful execution of internal operating plans.

     ESCO, headquartered in St. Louis, is a leading supplier of engineered filtration products to the process, health care and transportation markets worldwide. In addition, the Company is the industry leader in RF shielding and EMC test products and also markets proprietary, special purpose communications systems.

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,

	2001	2000

Net Sales	$84,336	82,871
Cost and Expenses:
Cost of sales	57,457	57,626
Selling, general and admin. exp	18,753	16,765
Interest expense (income)	51	81
Other expense, net	315	1,911	(1)

Total costs and expenses	76,576	76,383

Earnings before income taxes	7,760	6,488
Income taxes	2,988	2,510

Net earnings	$4,772	3,978

Earnings per share:
Basic	$0.38	0.32

Diluted	$0.37	0.31	(2)

Average common shares O/S:
Basic	12,415	12,291

Diluted	12,911	12,680

(1)	The three months ended December 31, 2000 includes $870 of good-will amortization. The three months ended December 31, 2001 excludes goodwill amortization in accordance with the adoption of SFAS 142.

(2)	Excluding the goodwill amortization of $510, net of tax, EPS would have been $0.35.

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Business Segment Information
(Unaudited)
(Dollars in millions)

	Three Months
	Ended December 31,

	2001		2000

Net Sales
Filtration/Fluid Flow	$44.4		$44.2
Test	17.8		21.7
Communications	19.3		14.3
Other	2.8		2.7

Totals	$84.3		82.9

EBIT (1)
Filtration/Fluid Flow	$2.3		2.0
Test	1.4		2.1
Communications	4.4		3.5
Other	(0.3	)(2)	(1.0	)(3)

Totals	$7.8		6.6	(4)

(1)	EBIT is defined as Earnings Before Interest and Taxes.

(2)	Amount consists of $0.2 million related to Rantec and ($0.5) million related to corporate operating charges.

(3)	Amount consists of $0.3 million related to Rantec and ($1.3) million related to corporate operating charges, which includes $0.3 million related to the buy-out of a minority interest in Brazil and $0.4 million of other miscellaneous costs.

(4)	The three months ended Decemer 31, 2000 includes goodwill amortization of $0.9 million, see below.

EBIT

		Goodwill	W/O Goodwill
December 31, 2000	GAAP	amortization	amortization

Filtration/Fluid Flow	$2.0	0.5	2.5
Test	2.1	0.4	2.5
Comm	3.5	—	3.5
Other	(1.0)	—	(1.0)

	$6.6	0.9	7.5

The three months ended December 31, 2001 excludes goodwill amortization in accordance with the adoption of SFAS 142.

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	December 31,	September 30,
	2001	2001

	(Unaudited)
Assets
Cash and cash equivalents	$18,223	$14,506
Accounts receivable, net	64,671	61,351
Costs and estimated earnings on long-term contracts	3,356	6,637
Inventories	49,174	48,167
Other current assets	21,058	20,769

Total current assets	156,482	151,430
Property, plant & equipment, net	65,395	65,038
Goodwill	101,646	102,163
Deferred tax assets	37,155	38,573
Other assets	16,907	18,373

	$377,585	$375,577

Liabilities and Shareholders’ Equity
Short-term borrowings and current maturities of long-term debt	$80	$122
Other current liabilities	61,898	63,947

Total current liabilities	61,978	64,069
Other liabilities	15,913	15,890
Long-term debt	8,322	8,338
Shareholders’ equity	291,372	287,280

	$377,585	$375,577

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ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
OTHER SELECTED FINANCIAL DATA
(Unaudited)
(000’s)

Backlog And	Filtration
Entered Orders	Fluid Flow	Test

Beginning Backlog – 9/30/01	$70.8	$27.4
Entered Orders	46.1	17.9
Sales	(44.4)	(17.8)

Ending Backlog - 12/31/01	$72.5	$27.5

Backlog And
Entered Orders	Communications	Other	TOTAL

Beginning Backlog – 9/30/01	$72.8	$9.1	$180.1
Entered Orders	39.0	3.2	106.2
Sales	(19.3)	(2.8)	(84.3)

Ending Backlog – 12/31/01	$92.5	$9.5	$202.0

PP&E	Q1 FY 2002

Beginning Balance	$65,038
Capital Expenditures	3,261
Depreciation	(2,948)
Currency / Acqs	46
Sales/Retirements	(2)
Ending Balance	$65,395

EBITDA

	Q1 FY 2002	Q1 FY 2001

EBIT	$7,811	6,569
Depreciation	2,948	2,612
Amortization	317	1,238 (1)
EBITDA	$11,076	$10,419

(1)	The three months ended December 31, 2000 includes $870 of goodwill amortization.

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